Exhibit 99.1
KV Pharmaceutical Announces Changes in Senior Management
Board removes CEO Marc Hermelin; David Van Vliet Named Interim CEO; Terry Hatfield Becomes Chairman
St. Louis, MO — December 5, 2008 — KV Pharmaceutical Company (NYSE: KV-A) announced today that the Board of Directors has terminated, for cause, the employment agreement of the Company’s chairman and chief executive officer, Marc Hermelin, effective immediately. In addition, the Board has removed Mr. Hermelin as the chairman of the Board and as the chief executive officer of the Company. Mr. Hermelin has informed the Company, however, that he believes he effectively retired from his employment with the Company prior to the Board’s action today. Mr. Hermelin is expected to remain a member of the Board of Directors.
David Van Vliet, the president of the Company’s ETHEX subsidiary, has been appointed interim chief executive officer. Terry B. Hatfield was named chairman of the Company’s Board of Directors. Mr. Hatfield said: “We have full confidence in David Van Vliet and firmly believe that he will make this a successful company again. We look forward to his leadership at this critical time.”
Mr. Van Vliet becomes the interim chief executive officer of KV Pharmaceutical after serving as the president and chief executive officer of ETHEX Corporation, the Company’s largest subsidiary. Prior to taking over ETHEX, Van Vliet served as chief administration officer of the Company and was on the Board of Directors from August 2004 to 2006. Before joining the Company, he was president and chief operating officer of Angelica Corporation from June 2005 to September 2006, and president and chief executive officer of Growing Family, Inc. for eight years.
Mr. Hatfield, the new chairman of KV Pharmaceutical, brings decades of management experience in major firms in the U.S. and Europe.
Serving on the KV Pharmaceutical Board since 2004, Mr. Hatfield is President of ZeaVision LLC in Chesterfield, MO. He has a B.A. in Chemistry from the University of Louisville and has held numerous executive level positions in the food and biotech arena. From 1982 to 2001, he held positions of increasing responsibility at Ralston Purina, culminating with him serving as co-president for Protein Technologies International. Since 2001, Mr. Hatfield has been an independent consultant involved with mergers and acquisitions.
Mr. Hatfield is also involved with the World Affairs Council, where he currently serves as the president. He is the vice chairman of the Boeing Institute Board at St. Louis University and a Board member of the Scholarship Foundation of St. Louis.
About KV Pharmaceutical Company
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets, and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its branded drug subsidiary.
For further information about KV Pharmaceutical Company, please visit the Company’s corporate Web site at www.kvpharmaceutical.com.
For media related information and inquiries please contact:
Dan Callahan
Fleishman-Hillard
P: (314) 982-0553
E: dan.callahan@fleishman.com
Investors:
Catherine Biffignani
Vice President, Investor Relations
KV Pharmaceutical Company
P: (314) 645-6600
F: (314) 644-2419
E: cbiffignani@kvpharmaceutical.com